COEUR D'ALENE, Idaho, January 23, 2017 -- Star Gold Corp. ("Star Gold" or the "Company") (OTC Markets: SRGZ) issued the following Letter to Shareholders:

Shareholder Letter January 23, 2017

The past year was a productive one in advancing Star Gold’s Longstreet Project (“Project”).  As outlined in the Shareholder Letter dated January 11, 2016 (“2016 Letter”) the process for obtaining a permit to mine follows a fairly defined path. To recap, the steps (and progress thereon) are as follows:

STEP 1: Submission of the following reports:

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Wildlife and Biological Baseline Study (WBS) – COMPLETED

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Cultural and Archeology Study – NEARLY COMPLETE

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Hydrology Study – IN PROGRESS

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Plan of Operations Development – IN PROGRESS

STEP 2: Granting of permission to proceed to a formal Environmental Impact Study (“EIS”). Permission is not automatically granted and the relevant agencies may request further clarifications prior to granting permission to commence an EIS. Once permission is granted, we expect it to take about five months to complete the EIS.

STEP 3: Publishing the EIS and conducting the public comment period, followed by the issuance of a permit to mine the Project.

Project Details

In the 2016 Letter, Star Gold estimated that entire remaining process to obtaining a mining permit for the Project would take up to three years to complete. Star Gold has made significant progress completing critical tasks during the first year of this timeframe.

As outlined in the 2016 Letter, Star Gold must secure sufficient water rights to facilitate leaching and mining operations. Thanks to the efforts of Mr. Reinis Sipols P.E. of Pack Leader Services LLC and Dan Dyer of Dyer Engineering, Star Gold has identified the necessary amount of water rights for the Project and has entered final negotiations to secure these rights.

Further, Star Gold is required to drill a number of wells to confirm hydrogeologic conditions in the Project area and confirm the water table depth.  We expect to drill four to six water holes and anticipate drilling to commence in April 2017; upon securing approvals, for the water drilling plan, from the United States Forest Service (USFS) and Bureau of Land Management (BLM).

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com

The Company also discussed Sage Grouse regulations in the 2016 Letter.  At that time, various alternatives existed for a leach pad site, with the goal of avoiding any potential lek (Spring breeding areas) location impacts. During the Wildlife Assessment Study a historic Sage Grouse lek was located within the three-mile exclusion zone surrounding original preferred leach pad site.  To mitigate this impact, the favored location for the proposed leach pad was moved onto USFS lands, well away from any leks and Sage Grouse habitat.

Additional changes to the Sage Grouse regulations were published in early January of this year. An initial reading indicates the Project viability will likely be unaffected by these newly published regulations. However, it is unclear whether these latest proposed regulations will be the final regulations governing the Project. We believe the results of the recent U.S. elections are positive for mining in general, the Project specifically, and may result in the issuance of favorable guidance related to the Sage Grouse. Recall that the Project area was originally considered as being located in a “low quality” habitat zone. Subsequently, the area was reclassified, with little or no consideration of actual local conditions, when the United States Fish and Wildlife Service Sage Grouse Plan was implemented.  Regardless of any future changes to the regulations, Star Gold intends to have a number of viable alternative locations to choose from in siting the eventual leach pad.

Corporate Details

During 2016 management continued to devote the majority of the Company’s available financial resources to progressing the Longstreet Project.  The remaining resources were employed toward maintaining the essential corporate functions (a part-time CFO, legal, audit, etc.). Star Gold management remains convinced that additional value creation is a function of completing a successful permitting process. Neither the President or Chairman of Star Gold, although active in driving the permitting process, drew salaries from Star Gold during 2016.

A small window opened in mid-2016 to raise enough capital to ensure a smooth permitting process. Star Gold closed a private placement of $650,000 in October 2016. The majority of the funds were raised from management and existing shareholders, with Board members heavily participating.

Once the Plan of Operations has been completed, Star Gold intends to re-examine the existing economic model for the Project. This process will update the projections last published in the Scoping Study of May, 2014 (available on website at www.stargoldcorp.com). Any updated economic model will be made available to shareholders upon its completion.  The Company also encourages all shareholders to review our periodic reports (on Forms 8-K, 10-Q and 10-K) filed with the Securities and Exchange Commission.

If you have any questions, regarding this Shareholders’ Letter, please do not hesitate to contact us.

Yours truly,

LINDSAY GORRILL

Chairman

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com

DAVID SEGELOV

President

About Star Gold Corp.

Star Gold is a gold exploration/development company with 125 unpatented claims located within the Walker Lane belt. The Company is currently focused on developing its flagship property, the Longstreet Property.  The Longstreet Property is located in Nye County, Nevada.

Investor Contact:

David Segelov

Office: 208-664-5066

Cell: 646-626-3356

dsegelov@stargoldcorp.com

info@stargoldcorp.com

Disclaimers

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com